Exhibit 99.2

This press release restates the April 23, 2009 earnings press release issued by the Company with certain matters corrected, specifically the prior year total current liabilities and stockholders’ equity in the Consolidated Balance Sheet.

STOCKERYALE REPORTS FIRST-QUARTER 2009
FINANCIAL RESULTS

First-Quarter 2009 Highlights:

•	Revenue of $6.3 million, impacted by strong U.S. dollar, down 22 percent, down 13% adjusting for currency;
•	Gross profit of $2.4 million vs. $2.5 million;
•	Gross profit margin of 37.8%, up 7.3 points;
•	EBITDA neutral (excluding one-time $60,000 strategic consulting expense) vs. $0.4 million loss; and, Operating Loss of $0.9 million versus $1.5 million;
•	Order bookings $6.1 million; ending backlog $9.0 million;
•	Implemented additional annualized cost savings in 2009 with cumulative annual benefit of $3.4 million;
•	Industrial sales 75% of revenues, 15% medical and 10% defense;
•	Geographic sales - 59% North America, 36% Europe and 5% Rest of World;
•	Headcount declined 5% from 187 to 177.

Salem, N.H. — April 23, 2009 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced its financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Financial Results

Total revenues for the first quarter of 2009 of $6.3 million decreased 22% (decreased 13%, adjusting for currency) from the first quarter of 2008.  The year-over-year decrease was due to lower sales of $1.2 million at Photonic Products, Ltd, of which $0.5M was due to foreign currency exchange, and on lower laser module sales of approximately $0.7M. Optical sales, including specialty optical fiber and fiber assemblies, increased 6% to $1.0 million.

Bookings for the first quarter of 2009 were $6.1 million and backlog was $9.0 million at March 31, 2009. The backlog at quarter end is net of a $0.1 million negative adjustment for foreign currency fluctuations.

Gross profit was $2.4 million for the first quarter of 2009, a 3% decrease compared to the $2.5 million in the first quarter of 2008.  First quarter 2009 gross margin was 38% compared with 31% in the comparable year-ago quarter due to higher margin new product sales, improved productivity and the effects of foreign currency exchange.

Operating expenses totaled $3.3 million for the first quarter of 2009, a decrease of 17% over the $4.0 million in the first quarter of 2008. The decreased operating expenses over 2008 were primarily due to a $0.5 million reduction due to the effects of foreign currency exchange, and a reduction in compensation and benefits due to actions taken late in December, 2008 and during the first quarter of 2009.  Research and development (“R&D”) expenses were flat, while sales and general and administrative expenses declined 30% and 11%, respectively. The operating loss for the first quarter was $0.9 million compared to an operating loss of $1.5 million for the first quarter 2008, a 41% improvement. EBITDA for the quarter was $(27,000), including one-time consulting expenses of $60,000, as compared to $(400,000) for the first quarter of 2008.

“While revenues were negatively impacted by both foreign exchange and weak global demand, particularly in the automated inspection market, we were pleased with the growth in both medical and defense sales in the quarter,” stated Mark W. Blodgett, Chairman & CEO of StockerYale.  “Defense and bio-medical/medical sales increased 31% and 16% respectively during the quarter, and we expect that trend to continue in 2009.  Our EBITDA loss dropped from $0.4 million to break even despite 13% lower sales on a currency adjusted basis, and reflected management’s focus on continuous operational improvement, as well as the benefit of foreign currency exchange.  We took steps late in the fourth quarter of 2008 to reduce our annual cost structure by approximately $2.5 million without sacrificing either our R&D initiatives or customer applications capabilities.  In the first quarter of 2009, we took additional steps to improve our cost structure by reducing another $0.9 million of annualized costs.”

Outlook

“We expect the environment will remain difficult and volatile – at least for the near-term.  We are very focused on increasing market share, new customer development and customer retention, particularly in the medical and bio-medical instrumentation fields.  With our new line of custom fiber assemblies, fiber coupled laser modules and patented beam shaping optics we are moving into production for several of the world’s leading medical equipment, flow cytometry and cell sorting companies in 2009 and we expect medical/bio-medical sales to increase significantly in 2009 On the defense front we expect defense sales as a percentage of total revenues to increase meaningfully in 2009, as demonstrated in our Q1, 2009 results showing an increase over Q1, 2008 from 6.0% of total sales to 10.0% of total sales.” added Blodgett.  “While the business outlook remains challenging, our priorities remain clear and achievable.  We remain focused on selling new, higher margin products, and aggressively seeking opportunities to further reduce the company’s cost structure, while improving the Company’s balance sheet through effective working capital management and financing activities.  We have clearly seen the positive impact of our efforts on our financial results over the last year and the economy notwithstanding, we expect the Company to continue to strengthen its product portfolio and brand identity in the photonics industry,” concluded Blodgett.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies.  These non-GAAP financial measures are intended to supplement the user's overall understanding of the Company's current financial and operating performance and its prospects for the future.  Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company's core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company's GAAP results.

The Company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to net loss for the first quarter of 2009 and 2008 are as follows:

	Three Months Ended
	(in thousands)
	March 31,
	2009	2008
Net Loss	(1,607)	(2,166)

Income from discontinued operations	(7)	(21)
Plus:
Interest and other expense (net)	421	466
Depreciation	436	520
Intangible asset amortization	196	330
Stock based compensation	242	276
Taxes	(173)	(61)
Amortization of Debt Discount & Financing Costs	465	255

EBITDA Loss	(27)	(401)

Consolidated Statements of Operations ($ In thousands except share and per share data)

	Three Months Ended March 31,
	2009		2008
Net Sales		$6,319	$8,062
Cost of Sales		3,929	5,603
Gross Profit		2,390	2,459
Research & Development Expenses		726	760
Selling, General & Administrative Expenses		2,369	2,896
Amortization of Intangible Assets		196	330
Operating Loss		(901)	(1,527)
Interest Income & Other Expense, net		(104)	(148)
Amortization of debt discount and financing costs		(465)	(255)
Interest Expense		(317)	(318)
Loss before taxes from Continuing Operations		(1,787)	(2,248)
Tax Benefit		(173)	(61)
Net Loss from Continuing Operations		(1,614)	(2,187)
Income from Discontinued Operations		7	21
Net Loss	$	(1,607)	$(2,166)
Loss Per Share
Loss from Continuing Operations		$(0.04)	$(0.06)
Income/(Loss) from Discontinued Operations		$(0.00)	$(0.00)
Net loss per share		$(0.04)	$(0.06)
Weighted Average Shares Outstanding		42,638,226	36,726,612

Consolidated Balance Sheet (Unaudited)
	March 31, 2009	December 31, 2008
Assets
Cash	$1,199	$1,635
Other Current Assets	8,015	8,112
Property, Plant & Equipment, Net	8,045	8,496
Other Assets	9,209	9,199
	$26,468	$27,442
Liabilities & Stockholders Equity
Total Current Liabilities	$15,860	$15,351
Long Term Debt	5,874	5,954
Long Term Lease and Other Liabilities	3,755	3,858
Stockholders Equity	979	2,279
Total Liabilities & Stockholders Equity	$26,468	$27,442

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale's new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management's current expectations and are inherently uncertain. You should also refer to the discussion under "Factors Affecting Operating Results" in StockerYale's annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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Investor Relations Contact:

Mark W. Blodgett
StockerYale, Inc.
603-898-8778
IRInfo@stockeryale.com